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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Beverly Enterprises, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 11, 2004

TO ALL STOCKHOLDERS:

     This letter is in response to a proxy analysis published by Institutional Shareholder Services (“ISS”) regarding matters that are to be voted on by our stockholders at their 2004 annual meeting, which is scheduled to take place on May 20, 2004. Specifically, ISS has recommended that stockholders should vote against certain proposed amendments to the Beverly Enterprises, Inc. Non-Employee Directors’ Stock Option Plan (collectively with the amendments, the “Plan”) because ISS has interpreted a share-counting provision in the Plan as authorization for the Company to reprice stock options and stock appreciation rights granted under the Plan without stockholder approval.

     To be clear, we do not interpret the Plan to permit the Company to reprice stock options or stock appreciation rights granted under the Plan without stockholder approval. We do not intend to nor will we reprice stock options or stock appreciation rights granted under the Plan without obtaining the prior approval of our stockholders.

     However, out of an abundance of caution, we have decided to amend the Plan to make it clear that we cannot reprice options and stock appreciation rights granted under the Plan without prior stockholder approval, except in certain limited situations where equitable adjustments are permitted to reflect a change in our capital structure. Specifically, a new section will be added to the end of the Plan to read as follows:

"No Option Repricing. Notwithstanding anything in this Plan to the contrary, neither the Company nor the Board will reprice any Options or Stock Appreciation Rights without the approval of shareholders, except for adjustments under Section 4.2 as determined by the Board. For purposes of this Plan, the term “reprice” shall mean lowering the exercise price or base price of previously awarded Options or Stock Appreciation Rights, and shall also include any transactions deemed “repricings” under the relevant rules of the New York Stock Exchange.”

     Our Board of Directors unanimously recommends a vote FOR approval of the amendments to the Plan. If the stockholders do not approve the Plan amendments, the amendments will not go into effect, and the Board of Directors will consider whether to adopt some alternative arrangement based on its assessment of Beverly’s needs.

Sincerely,

Beverly Enterprises, Inc.